EXHIBIT 12
              CLAYTON HOMES, INC. AND CONSOLIDATED SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (DOLLAR AMOUNTS IN THOUSANDS)

                              1992     1993      1994       1995       1996        1997

Income from operation
before taxes on state of
income.                     $60,143   $83,356   $108,285   $135,800  $172,300    $192,700

Add
 Interest on Indebtedness     20,241   15,232     11,160      5,823     4,016       3,912
 Portion of rents                621    1,033        720        757       906       1,031
 representatives of the
 interest factor
 Income as adjusted           81,005   99,621    120,185    142,380   177,222     197,643

Fixed charges
Interest on Indebtedness      20,241   15,232     11,160      5,823     4,016       3,912
 portion of rents                621    1,033        720        757       906       1,031
 representative of
 interest factor

 Fixed charges                20,862   16,265     11,880     6,580      4,922       4,943
Ratio of earnings to            3.88     6.12      1         21.64      36.00       39.99
 fixed  charges

